Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations:
800-348-1074, ext. 3333
investorrelations@carrols.com

CARROLS RESTAURANT GROUP, INC. REPORTS FINANCIAL RESULTS
FOR THE THIRD QUARTER OF 2016

Syracuse, New York - (Business Wire) — November 8, 2016 — Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) today announced financial results for the third quarter ended October 2, 2016.

Highlights for third quarter of 2016 versus third quarter of 2015 include:

•
Restaurant sales increased 9.7% to $238.9 million from $217.7 million in the third quarter of 2015, including $62.7 million in sales from the 207 BURGER KING® restaurants acquired from 2014 to 2016(1);

•	Comparable restaurant sales were flat compared to an increase of 6.5% in the prior year period;

•	Adjusted EBITDA(2) increased 3.2% to $22.7 million from $22.0 million in the prior year period;

•	Net income was $4.5 million, or $0.10 per diluted share, compared to net income of $7.2 million, or $0.16 per diluted share, in the prior year period; and

•
Adjusted net income(2) was $5.6 million, or $0.13 per diluted share, compared to adjusted net income of $7.7 million, or $0.17 per diluted share, in the prior year period. Net income and Adjusted net income were lower largely reflecting a $2.7 million increase in depreciation and amortization expense from remodeling and acquisitions over the past year.

(1)	“Acquired restaurants” refer to those restaurants acquired from 2014 through 2016. “Legacy restaurants” include all of the Company’s other restaurants including restaurants acquired before 2014.

(2)
Adjusted EBITDA, Restaurant-level EBITDA and Adjusted net income are non-GAAP financial measures. Refer to the definitions and reconciliation of these measures to net income (loss) or to income from operations in the tables at the end of this release.

At the end of the third quarter of 2016, Carrols owned and operated 734 BURGER KING® restaurants. On October 4, 2016 the Company completed the acquisition of three additional BURGER KING® restaurants in Raleigh, North Carolina and currently operates 737 BURGER KING® restaurants.

Daniel T. Accordino, the Company's Chief Executive Officer said, “Expanding our restaurant portfolio by more than 11% over the past year enabled us to increase both sales and Adjusted EBITDA during the quarter. However, comparable restaurant sales were flat, reflecting our strong performance last year as well as the cautious state of the consumer in what has been a highly competitive and promotional QSR environment. We continued to benefit from favorable commodity costs and improved margins at acquired restaurants, but were unable to leverage higher labor, advertising or depreciation and amortization expenses, which negatively impacted overall operating margins. While we remain confident in the longer term Burger King strategy, based on our year-to-date results we have modestly revised our previous guidance for the year.”

Accordino concluded, “We are making meaningful progress executing our acquisition and reimaging strategies. We have purchased 32 restaurants so far this year and have agreements to purchase an additional 24 restaurants that we believe will be completed in the next few weeks. We are also on track to complete a total of approximately 85 remodel projects and rebuild or relocate another 10 restaurants for the full year. This will bring the total number of our locations that have been upgraded to the 20/20 design image since 2012 to over 525 restaurants by year-end.”

Third Quarter 2016 Financial Results

Restaurant sales increased 9.7% to $238.9 million in the third quarter of 2016 compared to $217.7 million in the third quarter of 2015. Restaurant sales included $62.7 million in sales from the 207 BURGER KING® restaurants acquired from 2014 to 2016 and comparable restaurant sales were flat compared to the year ago period. The comparable restaurant sales increase included a 0.1% decrease at legacy restaurants and a 0.4% increase at comparable acquired restaurants (primarily the 2014 acquisitions). Average check rose 2.3% while customer traffic decreased 2.3% from the prior year period.

Restaurant-Level EBITDA was $34.8 million in the third quarter of 2016, which included a $7.5 million contribution from the acquired restaurants, compared to total Restaurant-Level EBITDA of $33.3 million in the third quarter of 2015. Restaurant-Level EBITDA margin decreased 74 basis points from the prior year period to 14.6% of restaurant sales as lower commodity costs were not sufficient to offset higher other restaurant-level operating costs.

General and administrative expenses were $13.0 million in the third quarter of 2016 compared to $11.8 million in the third quarter of 2015. As a percentage of restaurant sales, general and administrative expenses held steady at 5.4% compared to the prior year period.

Adjusted EBITDA was $22.7 million in the third quarter of 2016 compared to $22.0 million in the third quarter of 2015, and Adjusted EBITDA margin decreased 60 basis points from the prior year period to 9.5% of restaurant sales.

Income from operations was $9.0 million in the third quarter of 2016 compared to $11.8 million in the prior year period. This decrease largely reflected a $2.7 million increase in depreciation and amortization from remodeling and the acquisition of restaurants over the past year.

Interest expense increased slightly to $4.6 million in the third quarter of 2016 from $4.5 million in the same period last year.

Net income was $4.5 million for the quarter, or $0.10 per diluted share, compared to net income of $7.2 million, or $0.16 per diluted share, in the prior year period.

Net income in the third quarter of 2016 included $0.7 million of impairment and other lease charges and $0.5 million of acquisition expenses. For the same period last year, net income included $0.4 million of impairment and other lease charges and $0.1 million of acquisition expenses. Because the Company has had a net deferred income tax asset valuation allowance since 2014, the Company has not recorded any income tax expense or benefit in 2015 or 2016.

Adjusted net income was $5.6 million, or $0.13 per diluted share, compared to Adjusted net income of $7.7 million, or $0.17 per diluted share, in the prior year period.

Full Year 2016 Outlook

Carrols is providing the following revised guidance for 2016 (a 52-week period):

•
Total restaurant sales of $940 million to $950 million (previously $945 million to $960 million) including a comparable restaurant sales increase of 1.5% to 2% (previously 2% to 4%). Comparable restaurant sales are on a comparable 52 week basis;

•	Commodity cost decrease of approximately 3% (previously 2% to 3%) including a 13% to 14% decrease in beef costs (previously a 10% to 12% decrease);

•	General and administrative expenses (excluding stock compensation costs) of $51 million to $53 million;

•	Adjusted EBITDA of $88 million to $92 million (previously $90 million to $95 million);

•
Capital expenditures of $90 million to $95 million (previously $85 million to $90 million) which includes remodeling approximately 85 restaurants, the rebuilding of four restaurants and the construction of six new restaurants (all of which are relocations of existing restaurants); and

•
The sale/leaseback of owned restaurant properties for net proceeds of $47 million to $51 million (previously $27 million to $32 million) including $18 million to $22 million in the fourth quarter. The Company received $29.4 million from sale/leaseback transactions completed through the end of the third quarter of 2016.

The Company has not reconciled guidance for Adjusted EBITDA (a non-GAAP financial measure) to the corresponding GAAP financial measure because we do not provide guidance for net income or for the various reconciling items. The Company is unable to provide guidance for these reconciling items since certain items that impact net income are outside of the Company’s control or cannot be reasonably predicted.

Conference Call Today

Daniel T. Accordino, Chief Executive Officer, and Paul R. Flanders, Chief Financial Officer, will host a conference call to discuss third quarter 2016 financial results today at 8:30 AM ET.

The conference call can be accessed live over the phone by dialing 785-830-1923. A replay will be available one hour after the call and can be accessed by dialing 719-457-0820; the passcode is 6752212. The replay will be available until Tuesday, November 15, 2016. Investors and interested parties may listen to a webcast of this conference call by visiting www.carrols.com under the tab “Investor Relations”

About the Company

Carrols is the largest BURGER KING® franchisee in the United States with 737 restaurants as of November 7, 2016 and has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(in thousands except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended (a)		Nine Months Ended (a)
	October 2, 2016	September 27, 2015	October 2, 2016	September 27, 2015
Restaurant sales	$238,870	$217,676	$702,757	$629,948
Costs and expenses:
Cost of sales	63,844	60,676	184,981	178,022
Restaurant wages and related expenses	75,678	67,116	221,306	197,135
Restaurant rent expense	16,081	14,106	48,077	43,101
Other restaurant operating expenses	37,606	34,261	110,611	100,407
Advertising expense	10,857	8,188	30,755	23,551
General and administrative expenses (b) (c)	13,000	11,764	40,561	36,263
Depreciation and amortization	12,070	9,418	34,613	29,216
Impairment and other lease charges	685	396	1,193	2,732
Other expense (income)	—	—	1,035	(126)
Total costs and expenses	229,821	205,925	673,132	610,301
Income from operations	9,049	11,751	29,625	19,647
Interest expense	4,560	4,512	13,615	14,026
Loss on extinguishment of debt	—	—	—	12,635
Income (loss) before income taxes	4,489	7,239	16,010	(7,014)
Provision (benefit) for income taxes	—	—	—	—
Net income (loss)	$4,489	$7,239	$16,010	$(7,014)

Basic and diluted net income (loss) per share (d)(e)	$0.10	$0.16	$0.35	$(0.20)
Diluted weighted average common shares outstanding	44,856	44,679	44,892	34,930

(a)
The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and nine months ended October 2, 2016 and September 27, 2015 each included thirteen and thirty-nine weeks, respectively.

(b)
General and administrative expenses include acquisition costs of $453 and $79 for the three months ended October 2, 2016 and September 27, 2015, respectively, and $1,091 and $339 for the nine months ended October 2, 2016 and September 27, 2015, respectively.

(c)
General and administrative expenses include stock-based compensation expense of $456 and $367 for the three months ended October 2, 2016 and September 27, 2015, respectively, and $1,627 and $1,071 for the nine months ended October 2, 2016 and September 27, 2015, respectively.

(d)	Basic net income (loss) per share was computed excluding income attributable to preferred stock and non-vested restricted shares.

(e)
Diluted net income (loss) per share was computed including shares issuable for convertible preferred stock and non-vested restricted stock unless their effect would have been anti-dilutive for the periods presented. Due to the calculation of basic net income (loss) per share for the periods presented including the allocation of earnings to participating securities, basic net income (loss) per share is lower than diluted net income (loss) per share calculated under the treasury-stock method.

Carrols Restaurant Group, Inc.
Supplemental Information

The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)		(unaudited)
	Three Months Ended (a)		Nine Months Ended (a)
	October 2, 2016	September 27, 2015	October 2, 2016	September 27, 2015
Restaurant Sales: (a)
Legacy restaurants	$176,215	$178,243	$526,183	$519,138
Acquired restaurants	62,655	39,433	176,574	110,810
Total restaurant sales	$238,870	$217,676	$702,757	$629,948

Change in Comparable Restaurant Sales (b)	0.0%	6.5%	2.0%	8.4%

Average Weekly Sales per Restaurant: (c)
Legacy restaurants	$26,058	$25,974	$25,856	$25,170
Acquired restaurants	24,175	23,347	23,840	22,686

Restaurant-Level EBITDA: (d)
Legacy restaurants	$27,277	$28,765	$84,877	$76,464
Acquired restaurants	7,527	4,564	22,150	11,268
Total Restaurant-Level EBITDA	$34,804	$33,329	$107,027	$87,732

Restaurant-Level EBITDA margin: (d)
Legacy restaurants	15.5%	16.1%	16.1%	14.7%
Acquired restaurants	12.0%	11.6%	12.5%	10.2%
All restaurants	14.6%	15.3%	15.2%	13.9%

Adjusted EBITDA (d)	$22,713	$22,011	$69,093	$53,005
Adjusted EBITDA margin (d)	9.5%	10.1%	9.8%	8.4%
Adjusted net income (d)	$5,627	$7,714	$19,238	$8,692
Adjusted diluted net earnings per share (d)	$0.13	$0.17	$0.43	$0.19

Number of Restaurants:
Restaurants at beginning of period	723	657	705	674
New restaurants	1	—	3	—
Restaurants acquired	11	5	29	9
Restaurants closed	(1)	(2)	(3)	(22)
Restaurants sold	—	—	—	(1)
Restaurants at end of period	734	660	734	660

	At October 2, 2016	At 1/3/2016
Long-term debt (e)	$219,099	$209,209
Cash	10,137	22,274

(a)	Acquired restaurants represent the 207 restaurants acquired in 17 acquisitions from 2014 through 2016. Legacy restaurants represent all other restaurants including restaurants acquired before 2014.

(b)
Restaurants are generally included in comparable restaurant sales after they have been open or acquired for 12 months. The calculation of changes in comparable restaurant sales is based on the comparable 13-week or 26-week period, respectively.

(c)	Average weekly sales per restaurant are derived by dividing restaurant sales for the comparable 13-week or 26-week period by the average number of restaurants operating during such period.

(d)
EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Restaurant-Level EBITDA, Restaurant-Level EBITDA margin and Adjusted net income are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of net income (loss) to EBITDA, Adjusted EBITDA and Adjusted net income, and to the Company's reconciliation of income from operations to Restaurant-Level EBITDA for further detail. Both Adjusted EBITDA margin and Restaurant-Level EBITDA margin are calculated as a percentage of restaurant sales for the respective group of restaurants. Adjusted diluted net earnings per share is calculated based on Adjusted net income and reflects the dilutive impact of shares based on Adjusted net income.

(e)
Long-term debt (including current portion and excluding deferred financing costs) at October 2, 2016 included $200,000 of the Company's 8% Senior Secured Second Lien Notes, $10,500 of outstanding revolving borrowings under the Company's senior credit facility, $1,203 of lease financing obligations and $7,396 of capital lease obligations. Long-term debt (including current portion and excluding deferred financing costs) at January 3, 2016 included $200,000 of the Company's 8% Senior Secured Second Lien Notes, $1,203 of lease financing obligations and $8,006 of capital lease obligations.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures

	(unaudited)		(unaudited)
	Three Months Ended (a)		Nine Months Ended (a)
	October 2, 2016	September 27, 2015	October 2, 2016	September 27, 2015
Reconciliation of EBITDA and Adjusted EBITDA: (a)
Net income (loss)	$4,489	$7,239	$16,010	$(7,014)
Provision (benefit) for income taxes	—	—	—	—
Interest expense	4,560	4,512	13,615	14,026
Depreciation and amortization	12,070	9,418	34,613	29,216
EBITDA	21,119	21,169	64,238	36,228
Impairment and other lease charges	685	396	1,193	2,732
Acquisition costs	453	79	1,091	339
Gain on partial condemnation and insurance proceeds from fire (b)	—	—	(906)	—
Litigation settlement (c)	—	—	1,850	—
Stock-based compensation expense	456	367	1,627	1,071
Loss on extinguishment of debt	—	—	—	12,635
Adjusted EBITDA	$22,713	$22,011	$69,093	$53,005

Reconciliation of Restaurant-Level EBITDA: (a)
Income from operations	$9,049	$11,751	$29,625	$19,647
Add:
General and administrative expenses	13,000	11,764	40,561	36,263
Depreciation and amortization	12,070	9,418	34,613	29,216
Impairment and other lease charges	685	396	1,193	2,732
Other expense (income)	—	—	1,035	(126)
Restaurant-Level EBITDA	$34,804	$33,329	$107,027	$87,732

Reconciliation of Adjusted net income: (a)
Net income (loss)	$4,489	$7,239	$16,010	$(7,014)
Add:
Loss on extinguishment of debt	—	—	—	12,635
Impairment and other lease charges	685	396	1,193	2,732
Gain on partial condemnation and insurance proceeds from fire (b)	—	—	(906)	—
Litigation settlement (c)	—	—	1,850	—
Acquisition costs	453	79	1,091	339
Adjusted net income	$5,627	$7,714	$19,238	$8,692
Adjusted diluted net earnings per share	$0.13	$0.17	$0.43	$0.19

(a)
Within our press release, we make reference to EBITDA, Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income which are non-GAAP financial measures. EBITDA represents net income (loss) before provision (benefit) for income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude loss on extinguishment of debt, impairment and other lease charges, acquisition costs, stock-based compensation expense and other non-recurring income or expense. Restaurant-Level EBITDA represents income from operations as adjusted to exclude general and administrative expenses, depreciation and amortization, impairment and other lease charges and other income. Adjusted net income represents net income (loss) as adjusted to exclude loss on extinguishment of debt, impairment and other lease charges, acquisition costs and other non-recurring income or expense.

We are presenting Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income because we believe that they provide a more meaningful comparison than EBITDA and Net income (loss) of the Company's core business operating results, as well as with those of other similar companies. Additionally, we present Restaurant-Level EBITDA because it excludes the impact of general and administrative expenses and other income, all of which are non-recurring at the restaurant level. Management believes that Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income, when viewed with the Company's results of operations in accordance with GAAP and the accompanying reconciliations in the table above, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that Adjusted EBITDA and Restaurant-Level EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
However, EBITDA, Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss), income from operations or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The tables above provide reconciliations between net income (loss) and EBITDA, Adjusted EBITDA and Adjusted net income and between income from operations and Restaurant-Level EBITDA.

(b)
Other income (expense) for the nine months ended October 2, 2016 includes a gain of $0.5 million related to an insurance recovery from a fire at one of our restaurants and a gain of $0.5 million related to a settlement for a partial condemnation on one of our operating restaurant properties.

(c)	Other income (expense) for the nine months ended October 2, 2016 includes expense of $1.85 million related to the settlement and resolution of litigation with our former Chairman and CEO.